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                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the captions "Experts" in the Registration Statement (Form S-3) and related Prospectus of Textron Inc. for the registration of Common Stock, Preferred Stock, Senior Debt Securities and Subordinated Debt Securities and to the incorporation by reference therein of our report dated January 29, 2004, with respect to the consolidated financial statements of Textron Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended January 3, 2004, filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP

Boston, Massachusetts
March 3, 2004